AFG PROPOSES TO HAVE A MAJORITY OF INDEPENDENT DIRECTORS

        Cincinnati, Ohio - April 30, 2003 - American Financial Group, Inc. (“AFG”) today announced changes to its Board of Directors to create a board that is composed of a majority of independent directors. Keith E. Lindner, a director and Co-President of the Company since 1995, has decided not to stand for reelection at the annual shareholders meeting in June. AFG has proposed that this position, along with a newly added board spot, be filled with independent directors. Assuming the election of the new nominees, William A. Shutzer and Terry S. Jacobs, AFG’s Board will have nine members, five of whom are fully independent of management, and will be in full compliance with expected NYSE rules on board membership.

        After serving AFG and its affiliated companies in an executive capacity for more than 20 years, Keith E. Lindner will step down to pursue other interests. In a statement, Mr. Keith Lindner explained, “I have been greatly blessed to have worked with my father and brothers for so long at AFG. As a supportive shareholder to the efforts of my family and AFG’s management team to build value for shareholders, I now also look forward to the available time that I will have to pursue a continuation of my investment career and continued involvement in some of the family involved Christian charitable activities.”

        William A. Shutzer has been nominated for election to the Company’s Board of Directors at this year’s Annual Meeting. Mr. Shutzer has been a Managing Director at Lehman Bros. since October 2000. Prior to that, Mr. Shutzer was a Partner of Thomas Weisel Partners and an executive of Furman Selz, each investment bankers. He has been a director of Tiffany & Co., PracticeWorks, Inc and Blount Inc. Commenting on the nomination, Carl H. Lindner, Chairman and Chief Executive Officer, said, “We are fortunate to add to the Board an individual with such extensive industry and financial experience and who is able to provide a Wall Street perspective to the Company.”

        Terry S. Jacobs has also been nominated for election to the Company’s Board of Directors at this year’s Annual Meeting. Mr. Jacobs has been Chairman of the Board, Chief Executive Officer, Treasurer and a director of Regent Communications, Inc. since its incorporation in 1996. Mr. Jacobs has served as a principal executive officer of various radio broadcasting companies for over 20 years. For several years in the late 1970‘s, Mr. Jacobs was a director and senior vice president of Great American Insurance Company. Mr. Jacobs currently serves as a director of National Grange Mutual Insurance Company and of Capital Title Group, Inc. “Over the past 25 years, Terry has developed great experience as a hands-on operating executive and has stayed abreast of the developments in the property and casualty insurance industry. He will be an exceptional addition to AFG as it continues to focus on specialized commercial products for businesses,” Carl H. Lindner stated.

         Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of annuities, life and supplemental health insurance products.

Contact: Anne N. Watson Vice President (513) 579-6652	Web Site: www.GreatAmericanInsurance.com www.amfnl.com

American Financial Group Announces First Quarter Results

        Cincinnati, Ohio – May 1, 2003 - American Financial Group, Inc. (NYSE: AFG) today reported net earnings for the 2003 first quarter of $25.1 million ($.36 per share). These results include (i) an after-tax loss of $25.6 million on the sale of 61% of Infinity Property and Casualty Corporation in a February initial public offering, and (ii) a tax benefit of $5.5 million ($.08 per share) related to the Company’s basis in Infinity stock. AFG’s net earnings for last year’s first quarter were $1.4 million ($.02 per share).

         Many investors and analysts focus on “core earnings” of companies, setting aside items which are not considered to be part of the ongoing earnings of the company. Core earnings from insurance operations, which exclude the effects of certain items, were $43.8 million ($.63 per share) for the first quarter of 2003, within the range of analyst estimates. Such earnings include $1.4 million of investee earnings from Infinity following the initial public offering in mid February. Reported core earnings from insurance operations for the previous year’s first quarter were $36.9 million ($.53 per share). The improvement was due to significantly improved underwriting results in the property and casualty insurance (“P&C”) operations, partially offset by lower investment income. Details of the financial results may be found in the accompanying schedules.

        On April 17, the company announced a proposal to merge with its subsidiary, American Financial Corporation (AFC). This merger would result in the conversion of AFC’s publicly traded preferred stock to AFG common equity. In addition, the merger would eliminate the deferred tax liabilities associated with AFC’s holding of AFG stock. Assuming that the proposed transaction is completed, these changes are expected to result in a 12% to 15% increase in AFG shareholders’ equity. The company hopes to complete the merger in the third quarter of 2003.

         Carl H. Lindner, AFG Chairman and Chief Executive Officer stated, “We are pleased with the continuing positive trend in our operating results. It reflects the effects of our ongoing rate actions and our focus on allocating capital to those businesses with the greatest profit potential. Also, our recently announced proposal to merge American Financial Corporation with American Financial Group will, if approved, not only simplify our holding company structure but it supports our commitment to further improve our financial leverage. This transaction, when completed, will reduce our debt to capital ratio by more than four points. We continue to be optimistic about our opportunities in the insurance markets and remain comfortable with our previously announced 2003 estimate of $2.50 to $2.65 in core earnings.”

Business Segment Results

         The P&C Group generated an underwriting profit of $14.4 million in the 2003 first quarter, an improvement of $23.7 million over the same period a year ago. The group’s combined ratio was 97.4% compared to 101.4% in the 2002 first quarter. The group’s premiums and underwriting results included the personal lines operations of Infinity through the date of sale in mid-February 2003. As a result of the Infinity transaction and the recently announced completion of the sale of AFG’s direct personal auto insurance business, the ongoing operations of the P&C Group will consist primarily of the specialty commercial operations managed by the Specialty Group.

        The Specialty Group reported an underwriting profit of $9.5 million for the 2003 first quarter with a combined ratio of 97.9%, an improvement of .6 points over the 2002 first quarter. The group’s underwriting results for the 2003 quarter included approximately $5.1 million, or 1.2 points, of losses from severe weather compared to about $2.6 million, or .7 points, in the 2002 period. The Group’s gross written premiums for the 2003 quarter grew approximately 20% compared with the 2002 period, reflecting the effect of continuing rate increases and volume growth in most of its businesses. The Group’s net written premiums were about 14% higher compared to the 2002 period, reflecting the timing impact of premiums ceded under certain reinsurance agreements. Rate increases in the specialty operations averaged approximately 27% for the first quarter of 2003.

          The Personal Group, which included Infinity’s underwriting results through mid-February 2003, also generated an underwriting profit of $5.2 million in the 2003 first quarter. The group’s combined ratio of 95.5% improved 6.6 points compared with the 2002 quarter, reflecting the continuing positive effects of the rate and re-underwriting actions implemented over the last several years and more recent expense benefits from consolidating business functions.

         Carl H. Lindner III, AFG Co-President and head of the P&C Group commented: “Our results this quarter were in line with our overall objectives for the year. This is the sixth consecutive quarter that our Specialty Group has generated a solid underwriting profit. The underlying business growth of our specialty businesses remains very strong and we continue to benefit from ongoing rate increases in the commercial markets. During this first quarter, over half of our business units achieved gross premium growth in excess of 20 percent and substantially all of our continuing business lines generated an underwriting profit. I expect that the markets in which we compete will continue to experience upward pricing momentum through 2003 and into 2004.”

        Mr. Lindner continued, “In addition, our operating results benefited from the improvement in the personal auto business’ underwriting margins. I am also pleased that the market seems to be recognizing the value of the Infinity businesses. Yesterday, Infinity’s stock price closed at $21.10 per share, up 32% since the initial public offering in mid-February.”

          “Going forward, we are well positioned as a niche player in the specialty commercial markets. I am optimistic about our ability to capitalize on the opportunities in this market. We remain focused on maintaining pricing discipline and further improving our underwriting margins.”

         Statutory premiums of the Annuity, Life and Health insurance operations for the 2003 first quarter were 12% higher than the 2002 period, reflecting the addition of several new fixed annuity agents and products. The net operating earnings of $13.6 million for the first quarter of 2003 were below the 2002 period of $17.6 million due primarily to a decline in investment income resulting from the low interest rate environment that began during 2002. If interest rates remain at current levels, this group’s pre-tax core earnings for the entire year of 2003 should approximate those of 2002. An increase in interest rates from current levels should have a positive effect on life and annuity results. Further details may also be found in the earnings release issued today by Great American Financial Resources, Inc. (NYSE:GFR). AFG owns 83% of GFR common stock and a proportional share of its earnings is included in AFG results.

         Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, life and supplemental health insurance products.

Forward Looking Statements

         This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward looking statements include statements relating to: the Company’s expectations concerning market and other conditions, future premiums, revenues, earnings and investment activities; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate increases, improved loss experience and expected expense savings resulting from other recent initiatives.

         Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, and the availability of capital, regulatory actions, changes in legal environment, judicial decisions and rulings, tax law changes, levels of catastrophes and other major losses, the actual amount of liabilities associated with certain asbestos and environmental related insurance claims, adequacy of loss reserves, availability of reinsurance and ability of reinsurers to pay their obligations, competitive pressures, including the ability to obtain rate increases, driving patterns and other changes in market conditions that could affect AFG’s insurance operations.

Conference Call

         The company will hold a conference call to discuss 2003 first quarter results at 11:00 a.m. (ET) today. Toll-free telephone access will be available by dialing 1-800-810-0924. Please dial in 5 to 10 minutes prior to the scheduled start time of the call. A replay of the call will also be available at around 2:00 p.m. (ET) today until 8:00 p.m. on May 8, 2003. To listen to the replay, dial 1-888-203-1112 and provide the confirmation code 292634. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG’s website, www.amfnl.com, and follow the instructions at the Webcast link.

Contact: Anne N. Watson Vice President-Investor Relations (513) 579-6652	Web Sites: www.amfnl.com www.GreatAmericanInsurance.com

(Financial summaries follow)

         This earnings release and additional Financial Supplements are available at AFG’s web site:  www.amfnl.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)

	Three months ended March 31,
	2003	2002
Operating revenues	$876.2	$942.9
Costs and expenses	811.4	885.1

	64.8	57.8
Related income taxes	22.4	20.9

Earnings from consolidated insurance operations	42.4	36.9
Net investee earnings from Infinity	1.4	--

Core earnings from insurance operations	43.8	36.9
Other items, net of tax:
Special tax benefits (1)	5.5	16.0
Realized investment gains (losses)	(23.3)	(8.4)
Net losses from non-insurance investees	(.9)	(2.7)
Cumulative effect of accounting change(2)	--	(40.4)

Net earnings	$25.1	$1.4

Diluted Earnings (Loss) per Common Share:
Core from insurance operations	$.63	$.53
Special tax benefits (1)	.08	.24
Realized investment gains (losses)	(.34)	(.12)
Non-insurance investees	(.01)	(.04)
Cumulative effect of accounting change(2)	--	(.59)

Net earnings	$.36	$.02

Average number of Diluted Shares	69.4	69.0
(1)	Reflects tax benefits in the 2003 period relating to the Company’s basis in Infinity Stock and a tax benefit in the 2002 period for the reversal of previously accrued amounts due to the resolution of certain tax matters.

(2)	Reflects the 2002 implementation of Statement of Financial Accounting Standards No. 142 relating to the transitional goodwill impairment test.

AMERICAN FINANCIAL GROUP, INC.
PROPERTY AND CASUALTY INSURANCE OPERATIONS
UNDERWRITING RESULTS BY BUSINESS SEGMENT

(In Millions)

	Three months ended March 31,
	2003	2002
Property and Casualty Insurance
Operations:
Gross written premiums	$858	$911

Net written premiums	$557	$643

Ratios (GAAP):
Loss & LAE ratio	68.6%	73.3%
Expense ratio	28.7%	27.8%
Policyholder dividend ratio	.1%	.3%

Combined Ratio (a)	97.4%	101.4%

Business Segment Data:
Specialty:
Gross written premiums	677	$563

Net written premiums	439	$387

Ratios (GAAP):
Loss & LAE ratio	64.9%	66.8%
Expense ratio	32.8%	31.1%
Policyholder dividend ratio	0.2%	.6%

Combined Ratio	97.9%	98.5%

Personal:(b)
Gross written premiums	181	$347

Net written premiums	118	$256

Ratios (GAAP):
Loss & LAE ratio	82.0%	79.0%
Expense ratio	13.5%	23.1%

Combined Ratio	95.5%	102.1%

Loss & LAE and Expense ratio comparisons were impacted by the automobile physical damage reinsurance agreement. The following excludes the effect of this agreement:

Loss & LAE ratio	76.2%	76.8%
Expense ratio	20.1%	24.9%

Combined Ratio	96.3%	101.7%

(a)     Includes other discontinued lines.

(b)     Includes Infinity Property and Casualty results through mid-February 2003.